Exhibit 8

VIVO PARTICIPAÇÕES S/A

COMPANY VALUATION REPORT

CASH FLOW METHOD

EXECUTIVE SUMMARY

December/2010

“Telesp and Vivo are Brazilian companies. Information distributed in connection with the proposed share merger and the related shareholder vote is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements and financial information included herein is prepared in accordance with Brazilian accounting standards that may not be comparable to the financial statements or financial information of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the share merger, since the companies are located in Brazil and substantially all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the companies may purchase shares of the companies otherwise than under the share merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.”

TABLE OF CONTENTS

1. OBJECTIVE	2
2. PRESENTATION OF THE COMPANY AND BUSINESS CONTEXT	3
3. CONSIDERATIONS ON THE METHODOLOGY	6
4. ASSUMPTIONS ADOPTED FOR THE CASH FLOW	8
4.1) Discount rate	8
4.2) Time frame	9
4.3) Sales Revenues	9
4.5) Costs	12
4.6) Expenditure	12
4.7) Depreciations and amortizations	12
4.8) Non-operating income	12
4.9) Interest and amortization on loans	13
4.10) Income Tax and Social Contribution	13
4.11) Investments	13
4.12) Variation in Working Capital	13
4.13) Contingencies	13
4.14) Comments on the scope of the valuation	14
5. CONCLUSION	15
6. INFORMATION ABOUT THE VALUATION COMPANY	16
7. STATEMENT OF RESPONSIBILITY	22
8. GLOSSARY	24
9. SUPPLEMENTS	25

1. OBJECTIVE

PLANCONSULT Planejamento e Consultoria Ltda (“PLANCONSULT”)  was  contracted  by TELESP to valuate the stocks of the company VIVO Participações S.A. ("VIVO PART") for its economic value using the discounted cash flow method at present value for the base date of December 31, 2010 for the purpose of it being incorporated into TELESP's equity. According to the terms of article 252 - paragraph 1, combined with article 8 of Law 6404/76 as amended by Law 9,457 of May 5, 1997, this valuation will serve as the basis for determining the value of TELESP's capital increase to be realized with the shares of VIVO Participações S.A. ("VIVO PART").

2. PRESENTATION OF THE COMPANY AND BUSINESS CONTEXT

THE COMPANY

VIVO Participações S.A. ("VIVO PART") is the holding company that controls the operator VIVO S.A. ("VIVO"). Its subsidiary is authorized to provide personal mobile services. VIVO PART is also an SMP operator in the State of Minas Gerais.

The Company was incorporated under the laws of the Federative Republic of Brazil with the name VIVO Participações S.A., a publicly held corporation of unlimited duration. Its head office is located at Rua Roque Petroni Junior 1464, Morumbi, São Paulo - SP.

Corporate Structure

Business Overview

According to market share data published by ANATEL, the Group is among the leading providers of mobile telecommunications services in Brazil with the aid of the subsidiary VIVO, the leading mobile operator in Brazil.

The Company provides mobile telecommunication services in all Brazilian states and the Federal District, representing a total of approximately 8.5 million square kilometers and a population of approximately 191.5 million people. VIVO became a national operator when in September 2007 it acquired a 1.9 GHz (band "L") license to operate in six states in the Northeast Region of Brazil (Alagoas, Ceará, Pernambuco, Piauí, Paraíba, and Rio Grande do Norte) as well as acquiring Telemig.

On December 31, 2010, VIVO had 332 stores and kiosks, an efficient network of 10,821 authorized stores and dealers, totaling 11,153 sales outlets and making it the market leader. The refill cards of its prepaid phones are available at over 550,000 locations including its own stores, retailers, lottery houses, physical and online distributors, etc.

The following table shows the evolution in the number of the Company's employees by its total and by division, according to the nature of the activities performed:

Evolution of number of employees ‐ Total and by group

Market

The mobile telephone market in Brazil has evolved significantly since the privatization of the sector in 1998. Today there are about 202.577 million phones for an estimated population of 194.015 million, which represents a penetration rate of 104.6%. The prepaid cell phones have dominated the evolution of the Brazilian market as can be seen in the chart below:

Market Growth (Thousands of cell phones) and Market Average (%)

The mobile phone market in Brazil is regulated by ANATEL (National Telecommunications Agency). The Agency is administratively independent, financially autonomous, and not hierarchically subordinate to any government body.

From an administrative standpoint, ANATEL divided the country into three regions. Each region covers a specific number of areas, as shown in the map below:

Competição – Presença das Prestadoras

Nas Regiões do SMC e SMP, Bandas A, B, D, E, F, G, I, J, L, M e SE

REGIÃO I – ÁREA 8
B e J VIVO
A, D, I e SE OI
E, F e SE TIM
L, G e SE CLARO
REGIÃO I – ÁREA 10
A, G e SE TIM
B, F e SE CLARO
D, I e SE OI
J e L VIVO
REGIÃO I – ÁREA 9
A, J e L VIVO
B, G e SE TIM
D, F e SE OI
E, I e SE CLARO
REGIÃO I – ÁREA 4
A, G e SE CTBC CELULAR
B, G e SE TIM
D, I e SE OI
E, F e SE CLARO
A, E, J e SE VIVO
REGIÃO I – ÁREA 3
A, J e L VIVO
B, I e SE CLARO
D, F e SE OI
E, G e SE TIM
REGIÃO III – ÁREA 1
A, J e L VIVO
B, G e SE CLARO
D, F e SE TIM
E e SE UNICEL
M e I OI
REGIÃO II – ÁREA 7
A, J e L VIVO
A, I e SE CTBC CELULAR
B, F, G e SE AMERICEL
D, L, G e SE TIM
E, F e SE BRASIL TELECOM CELULAR
M OPTIONS
REGIÃO III – ÁREA 2
A, J e L VIVO
A, G e SE CTBC CELULAR
B, F e SE CLARO
D, I, G e SE TIM
E, I e SE OI
REGIÃO II – ÁREA 5
A e SE SERCOMTEL
B, J e L VIVO
A, D, I e SE TIM
D, G, I, L e SE CLARO
E, F e SE BRASIL TELECOM CELULAR
REGIÃO II – ÁREA 6
A, J e L VIVO
A, D, I e SE TIM
B, G e SE CLARO
E, F e SE BRASIL TELECOM CELULAR
RR
AP
AM
PA
MA
CE
RN
PB
PI
PE
AL
SE
AC
RO
MT
TO
GO
DF
BA
MG
ES
RJ
MS
SP
PR
SC
RS

SE = Subfaixa de Extensão

SERVIÇOS MÓVEIS

Source: Anatel

According to data from ANATEL of December 2010, the mobile phone market in the country has the following composition:

Market Share (%) - December/2010
REGION	Accesses			% Domestic
	Pre-paid	Post-paid	Total	Market
North	12,530,231	1,284,341	13,814,572	6.82%
Northeast	42,864,546	4,802,883	47,667,429	23.53%
Southeast	72,765,628	20,290,143	93,055,771	45.94%
South	23,706,904	6,629,873	30,336,777	14.98%
Mid-West	14,920,334	2,762,624	17,682,958	8.73%
TOTAL - BRAZIL	166,787,643	35,769,864	202,557,507	100.00%
Source: Anatel

3. CONSIDERATIONS ON THE METHODOLOGY

The Discounted Cash Flow - DCF method was used to determine the value of the company VIVO PART.

The discounted cash flow method is used to value an enterprise according to the present value of the cash flow it generates, which is done by analyzing all the statement of income and capital accounts that affect operating income and assets that do not generate cash flows but that have a market value subject to sale (realization).

After the initial understanding of the business (company with growth potential, stable, cyclical, with useful assets, undergoing a restructuring process, etc.), we considered its historical aspects and the scenario defined, we projected the company's growth model (stability, growth in one, two, or more stages) and the variables; sales, costs, new investment necessary for expansion and technological upgrading of the business, as well as investments of operational replacement, and the recovery of cash from depreciation and amortization, and we defined the residual values of the assets, where applicable.

The global business risk is determined from the risk of the nature of the business, its stage of development or maturity, conditions of competition arising from the industry's structure (oligopoly or competitive situation), and of globalization. We also considered an interest rate free of risks from the economy. In general, the discount rate reflects expectations based on similar investment opportunities at present.

Throughout the process we considered the existence of any non-operating assets and their realization, besides the existence of excess cash on the date of the project's commencement, as well as the residual value of assets, if applicable.

The period during which the cash flow is calculated is generally consistent with the life of the assets and the company's technological and marketing feasibility.

We developed the work of putting together the valuation based on identifying the company's business model and market position considering, whenever possible, the current stage of the company's adjustment to the globalization process, particularly as for price, costs, and standard of products and services.

Two aspects of this method deserve special attention: the time frame of the Discounted Cash Flow and the discount rate, which reflects the Cost of Capital. As for the time frame of the flow, the valuation of the enterprise was conducted in two distinct periods—during and after an explicit certain period of projection. Thus, we have:

Present value of the Discounted Cash Flow during the explicit period: this is the present value resulting from the operating cash flows during a certain period of feasible time of projections according to the type of the company's activity.

Value in perpetuity: also defined by the residual value or terminal value, it is the value of the period after the last year of the explicit period. It is calculated based on the results of the FCL of the period after the last projection period divided by the discount rate adopted minus the growth rate used in perpetuity, which is as follows:

Where: n is the number of periods in the projection.

All elements of the flow should be deflated to their present values, and when added, arrive at their net present value that reflects the company's market value through the Discounted Cash Flow method at present value.

The present value concept includes the notion of the capital's opportunity cost. The discount rate reflects the return that the company's shareholders are able to get on the market through an investment that has a similar risk profile.

Important observations:

a)	The value in perpetuity will be adopted in this evaluation. This evaluation covers the explicit period of the cash flow between January 1, 2011 and December 31, 2020 and thereafter in perpetuity.

b)	A growth rate was considered for the period of perpetuity equivalent to the average of Brazil's GDP over the last 10 years.

4. ASSUMPTIONS ADOPTED FOR THE CASH FLOW

The information used in this valuation of VIVO PART had as its primary source the analytical balance sheets for the years 2009 to 2010 and strategic projections supplemented by others such as investments, debt, taxes, administrative costs, operating expenses, and growth forecasts, all of them provided by the management at VIVO PART.

Macroeconomic Assumptions of the Discounted Cash Flow:

The macroeconomic assumptions used in the projection of cash flow were prepared by PLANCONSULT based on public information, and are described below:

YEAR	Unit	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
GDP	%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%
Exchange - end	R$/US$	1.75	1.80	1.80	1.80	1.84	1.84	1.84	1.84	1.84	1.84
Exchange-Average	R$/US$	1.72	1.78	1.80	1.80	1.82	1.84	1.84	1.84	1.84	1.84
IGP-M	%	11.4%	5.5%	4.8%	4.8%	4.8%	4.8%	4.8%	4.8%	4.8%	4.8%
IPCA	%	5.3%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%
US CPI	%	1.5%	1.7%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
SELIC - Target	%	12.3%	11.0%	11.0%	10.5%	10.5%	10.0%	10.0%	9.5%	9.5%	9.0%
SELIC - Average	%	12.1%	11.6%	11.0%	10.8%	10.5%	10.3%	10.0%	9.8%	9.5%	9.3%
Average CDI	%	12.0%	11.6%	11.0%	10.7%	10.5%	10.2%	10.0%	9.7%	9.5%	9.2%
Libor	%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
TJLP	%	6.0%	6.0%	6.0%	5.8%	5.8%	5.8%	5.5%	5.5%	5.5%	5.5%
Fontes: Bacen, Focus Relatório de Mercado (31/dez/2010), Pesquisa FEBRABAN de Projeções Macroeconômicas e Expectativas de Mercado Dez/2010, Planconsult

4.1) Discount rate

To discount the cash flow for shareholders we used the Capital Asset Pricing Model (CAPM) methodology using the following mathematical expression.

Ke = Rf + β(Rm - Rf),

Ke: Cost of Equity is the cost of the company's capital

Rf: The risk free rate.

β (Beta): represents the relation of the asset's risk and the excess of return on market portfolio.

(Rm - Rf): is the excess of market return

To discount the cash flow for the company we used the Weighted Average Cost of Capital (WACC) method that incorporates the calculation of capital (CAPM) as mentioned above and the cost of the company's debt (K d) using the following mathematical expression:

WACC = Ke * E/(D+E) + Kd * (D/(D+E) )* (1-T), where:

Ke:  is the cost of equity as shown above
Kd:  is the average rate for the company's cost of debt
E:   Shareholders' Equity on 12/31/2010
D:  Net Debt on 12/31/2010
T:  Income Tax Rate

This report adopted a weighted average cost of capital equivalent to 13.15% (SUPPLEMENT B) in nominal reais according to the methods mentioned above based on information and data provided by TELESP.

After the explicit projection period, a growth rate of 4.9% in perpetuity is being considered.

4.2) Time frame

The Discounted Cash Flow is projected for an explicit period of 10 years.

4.3) Sales Revenues

Sales were projected based on historical earnings, on expectations of market and the company's growth taking as its starting point the results of 2010, the company's business plan, and public information about the sector.

The revenue growth was based on an increase in traffic of minutes as seen below:

The average traffic per handset (MOU) will have a rising trend over the coming years according to the vision of VIVO PART's management. This rise in average traffic has its counterpart in a decrease in the average revenue per minute (ARPM) that ultimately results in an average revenue per user (ARPU) declining in the coming years.

4.4) Taxes on sales

According to Brazilian tax law, the main taxes applicable to the telecommunications sector are as follows:

●	ICMS (Tax on Goods and Services) is a state tax levied at rates varying from 7% to 35% on certain income from sales of products and services, including telecommunications services.

●
COFINS (Contribution for Social Security Financing) is a federal social contribution levied on the gross operating revenue minus discounts and returns. In December 2003 came into force Law No. 10,883, which made this contribution non-cumulative and the rate increased from 3.0% to 7.6%, except in relation to telecommunications services, where the percentage continues to be 3.0%.

●
PIS (Social Integration Program) is a federal social contribution levied on the total income received by a company and its subsidiaries with the deductions provided by applicable law. In December 2002, Law No. 10,637 entered into force, making this contribution non-cumulative and increasing the rate from 0.65% to 1.65%, except for telecommunications services where the rate remains 0.65%.

●
FUST (Universal Telecommunication Services Fund) corresponds to 1% of net revenues generated by telecommunications services (except on interconnection services) and serves to provide resources to cover the portion of cost attributable solely to achieving the universal telecommunication service targets that cannot be recovered through the efficient realization of services, as stated in the provisions of sub-section II of Article 81 of Law No. 9472 of July 16, 1997 (General Law of Telecommunications Services).

●
FUNTTEL (Fund for Technological Development of Telecommunications) is a federal social contribution which corresponds to 0.5% of net revenues generated by telecommunications services (except interconnection services) and serves to stimulate technological development, training of human resources, and generation of jobs, and to promote access of small and medium-sized enterprises to capital resources in order to increase competition in the telecommunications industry in Brazil.

●
FISTEL (Telecommunications Inspection Fund) is a federal tax applicable to telecommunications transmission equipment used to provide resources to cover expenses incurred by the Federal Government in carrying out inspections of telecommunication services and developing the tools and improving the techniques to perform these inspections. This tax is divided into two parts: Operation Inspection Fee and Installation Inspection Fee . The Operation Inspection Fee is based on the total number of clients at the end of the previous fiscal year. The Installation Inspection Fee is based (i) on monthly net additions (new customers minus disconnected customers) and (ii) on the installation of new equipment (radio base stations) or system changes such as increases in capacity.

4.5) Costs

Operating costs were determined based on data and information provided by the company through the income statement for the year 2010 and the company's business plan. A large part of the costs was impacted by the increased volume of total traffic for the next year. Interconnection costs, which have prices regulated by ANATEL, are lowering due to the view of VIVO PART's management about possible future adjustments. These decreases also affect a part of the company's revenue.

4.6) Expenditure

Costs were determined based on data and information provided by the company through the income statement for the year 2010 and the company's business plan.

4.7) Depreciations and amortizations

a) History

Calculated by the balance to depreciate, December/2010 basis, according to the rates of each of the respective accounts.

b) Investments

Investments undergo a straight-line depreciation beginning the year following their implementation.

The account Depreciation and amortization decreased 38.2% compared to the fourth quarter of 2010 with the same period of 2009 due to the end in June 2010 of the accelerated depreciation of CDMA equipment.

4.8) Non-operating income

Non-operating income was not considered in the projections.

4.9) Interest and amortization on loans

The interest and amortization on loans taken by the company were considered according to the conditions of each transaction, both in the short and long term, as reported by the management of VIVO PART.

4.10) Income Tax and Social Contribution

These were calculated in accordance with current legislation, considering the payment within the tax year. The income tax rates used are 25% for income tax (IRPJ) and 9% for social contribution (CSLL).

4.11) Investments

The telecommunications sector is subject to rapid technological changes. The management at VIVO PART estimates investments of more than R$ 10 billion over the next five years. Most of this volume is allocated to new technologies and all the infrastructure (transmission towers, equipment, licenses) needed to put it on the market. The remainder of the investment is related to the maintenance of it property and equipment.

4.12) Variation in Working Capital

The changes in the needs of working capital were calculated based on future operational needs in order to sustain the growth projected for operations. Historical average times of receipt and payment were used for the main operating accounts.

4.13) Contingencies

The contingency values considered in the results of this valuation correspond to the information given by the company's management, which are accrued in the balance sheet on the base date of this valuation.

4.14) Comments on the scope of the valuation

The realization of non-operating assets or any other result of cash coming from associated companies or subsidiaries without profit or of little shareholders' equity were not considered in the Free Cash Flow.

5. CONCLUSION

Thus, the value assigned to VIVO PART was defined by a single value in this work.

Discrimination	Amount of Valuation (R$ Thousands) Considering Perpetuity
Discount rate (WACC)	13.15% p.a.
Value during the explicit period of projection (2011-2020)	R$ 17,080,151.53
Value after the explicit period of projection (present value of perpetuity)	R$ 15,915,578.36
TOTAL VALUE OF COMPANY	R$ 32,995,729.89
NET DEBT 12/31/2010	R$ 1,773,100.0
TOTAL SHAREHOLDER VALUE	R$ 31,222,629.89

It is important to point out that the result of this valuation was based on assumptions stated in the strategies and policies of VIVO PART.

COMPANY	COMPANY'S TOTAL VALUE - R$ thousand	NUMBER OF SHARES	VALUE PER SHARE - R$
VIVO PARTICIPAÇÕES S.A.	R$ 31,222,629.89	399,590,102	78.14

6. INFORMATION ABOUT THE VALUATION COMPANY

PLANCONSULT is a company that focuses on medium and large client companies and is specialized in the valuation of companies and fixed assets. The company has a broad experience in this segment and a successful track record with its clients for over 30 years.

We have extensive experience in the valuation of large companies in which the set of assets covers a vast universe both in qualitative and quantitative terms. We would like to emphasize that in recent years we have carried out several company valuation studies.

PLANCONSULT is registered with several Brazilian government agencies for fixed asset valuations and economic-financial valuations of large companies, which have been renewed and are valid. We also have the tradition of our jobs being approved with CVM (Brazilian Securities Commission), SEC (Securities and Exchange Commission - US), USGAAP, and IASC. Some examples are the jobs done for launching ADRs of VCP, OPA of CIMPOR, setting up the holding companies of TELEFONICA and Portugal Telecom in Brazil, and Valuation of Actual Shareholders' Equity at Market Value (PLR) of VIVO, PERDIGÃO, BATAVIA, and ELEVA.

In addition to our training and expertise, facilities, personnel and own computer systems (hardware and software) already developed and tested, we have the necessary and essential experience in the field of mergers, acquisitions, and corporate reorganisations, providing the following services:

1)	Valuations of companies and businesses
a)	Economic-financial valuations - DCF (including goodwill amortization)
b)	Valuations of Actual Shareholders' Equity at market values
c)	Valuations of Shareholders' Equity at book value
2)	Valuations of fixed assets and intangible assets, including for insurance purposes
3)	Projects of economic-financial feasibility and Business Plans
4)	Technical and financial due diligences
5)	Physical inventories, implementations, and remodeling of data for controlling fixed assets

PLANCONSULT has proven experience in valuating companies from various segments. Some of our main projects have been for the following companies:

1)  Company S.A.
2)  Helbor Empreendimentos S.A.
3)  Scopel Desenvolvimento Urbano S.A.
4)  Alicante Comércio, Importação e Exportação Ltda.
5)  Banco do Brasil S.A.
6)  Bunge Fertilizantes S.A.
7)  Carlyle Brasil Consultoria em Investimentos Ltda.
8)  Companhia Siderúrgica de Mogi das Cruzes - COSIM (SIDERBRÁS).
9)  CSN – Companhia Siderúrgica Nacional
✓  Cia. Metalúrgica Prada
✓  Mineração Casa de Pedra
10)  DM Farmacêutica Ltda.
11)  Elevadores Atlas Schindler S.A.
12)  Perdigão Companies
13)  FOSFERTILFertilizantes Fosfatados S.A.

14) Camargo Corrêa Group
✓Camargo Corrêa Industrial S.A.
✓ Cimento Cauê S.A.
15) Cimpor Group
✓ Companhia de Cimentos do Brasil (CCB)
✓ Companhia de Cimento Atol
✓ Companhia Paraíba de Cimento Portland (Cimepar)
✓ Cimento Brumado S.A.
16) Electrolux Group (Prosdócimo, Electrolux, and WAP)
17) Eucatex Group
18) Julio Simões Group
✓ Lubiani Transportes Ltda.
✓ Original Veículos Ltda.
✓ Transportadora Grande ABC – TGABC
✓ Yolanda Logística, Armazém, Transporte
e Serviços Gerais Ltda. - EADI – Recife
19) Marchesan Group
20) Votorantim Group
✓ Companhia de Cimento Portland Itaú
✓ Geral de Concreto S.A.
✓ Votorantim Celulose e Papel S.A.
21) GEP Indústria e Comércio Ltda.
22) Givaudan do Brasil Ltda.
23) Grupo Procwork Ltda.
24) Telefônica Group
✓ Adquira do Brasil Ltda.
✓ Katalyx Cataloguing do Brasil Ltda.
✓ Katalyx do Brasil Ltda.
✓ Katalyx Transportation do Brasil Ltda.
25) Henkel do Brasil Indústrias Químicas Ltda.
26) Hispamar Satélites S/A
27) Hypermarcas S/A (Ex-)
✓ Assolan
✓ Quimivale Industrial Ltda.
✓ Etti Produtos Alimentícios Ltda.
✓ Sul Química Ltda.
✓ FINN Administração de Marcas Ltda.
✓ ÉH Cosméticos S.A.
28) Indústrias Gessy Lever Ltda.
29) Orema Indústria e Comércio Ltda.
30) Qualcomm do Brasil Ltda.
31) PAV – Indústria e Comércio Ltda.
32) Sur Tec do Brasil Ltda.
33) Ultrafétil S.A.
34) DM Transporte e Logística Internacional S.A.
35) GPTI – Tecnologia da Informação S.A.
36) Gerresheimer Plásticos São Paulo Ltda.
37) Formitex Group
● Adamas Papéis
● MD Papéis Limeira
● MD Papéis Cubatão
38) VIVO
✓ Vivo S/A
✓ Vivo Participações S.A.
✓ Telemig Celular S.A.
✓ Telemig Celular Participações S.A.

The following people are responsible for this Valuation Report and their qualifications are given below:

▪	Edgar Victor Salem – CRA-SP 46.152

QUALIFICATIONS SUMMARY

Specific professional experience in valuations, engineering inspections, and technical economic-financial feasibility studies.

●	PLANCONSULT Planejamento e Consultoria – 1979 to present

As partner-director and lead engineer, he has participated actively in the activities undertaken by the Company over the years, especially in the following services:

o	Asset Valuation
PLANCONSULT has proven its expertise in valuations ranging from small assets all the way to the most complex industrial facilities, including for example steel mills, cement factories, utility companies, and other companies in various segments. These services have been used in negotiations, mergers, acquisitions, updating book values, insurance policies, financial transactions, and initial public offerings.
Additional counseling services on assets have been rendered for various clients, especially investors and some foreign governments.

o	Valuation of Companies

Determining the value of a business has been part of PLANCONSULT's activity, especially for the exchange of share control.

o	Feasibility Projects

Coordinated decisions on modernization or expansion, relocation of industries, investments in new businesses, and other activities.

o	Privatization of Companies

In the privatization processes in Brazil, he was PLANCONSULT's main coordinator as a member (for fixed assets) of consortia that provided consulting for BNDES on the deregulation of Companies. These activities were initiated with the sale of companies such as COSIM, COSINOR, and Máquinas Piratininga, continuing with the important privatizations of USIMINAS, AÇOMINAS, PQU, Banco MERIDIONAL, and the TELEBRÁS System.

o	Sanitation and Management of Companies
Main coordinator over processes of selling shares where the services of PLANCONSULT were required since the activities of reorganization and/or studies all the way to being temporarily involved in the implementation of solutions proposed, including coordinating consultants.

●	1975 to 1977: Own consulting firm - São Paulo.

Coordinated examinations, valuations, and economic feasibility studies. His Consulting Office rendered services on valuations for clients such as Companhia do Metropolitano de São Paulo, SABESP – Companhia de Saneamento Básico de São Paulo, Prefeitura do Município de São Paulo, EMURB – Empresa Municipal de Urbanização S.A., and Tribunal de Justiça do Estado de São Paulo.

•	PARTICIPATION IN ASSOCIATIONS AND OTHER ACTIVITIES
o	Member and chairman of IBAPE - São Paulo Section - 1980 to 1982
o	Member of the organizing committee of the World Congress of Valuations sponsored byIBAPE and FIABCI – International Real Estate Federation in October/81 in São Paulo
o	Member of the committee that drafted the standards for the Valuation of Machinery,Equipment, Facilities, and Industrial Plants for ABNT - Brazilian Association of Technical Standards
o	Speaker on valuations in companies for groups such as ABGR, BNH, and IBAPE

EDUCATION
•	Bachelor's Degree in Industrial Engineering from the School of Industrial Engineering - FEI in 1974 (CREA 46152/SP)
•	Bachelor's Degree in Business Administration from the School of Business Administration of São Paulo - FGV in 1977

SPECIALIZATION COURSES
•	Advanced courses in engineering of valuations and examinations of engineering provided by the Institute of Engineering and IBAPE
•	Courses on valuations for insurance companies – IBAPE and IE – São Paulo
•	International Seminar – IBMEC "Valuation of Investments"
•	As a partner of the company, participated in all the tasks of economic-financial valuations developed by PLANCONSULT since its foundation

■	Edgar Victor Salem Jr. – CRA-SP 82.986

QUALIFICATIONS SUMMARY

Has broad experience in the Administrative and Commercial areas in both large and small companies. He has experience in preparing and coordinating projects in different areas of the company.

He has also worked in the area of mechanical engineering with the reconciliation and valuation of property, plant, and equipment. Has been successful in the implementation of productivity programs, being responsible for the creation, maintenance, and updating of databases.

o	Asset Valuation
At PLANCONSULT he has focused on valuations ranging from small assets all the way to the most complex industrial facilities, including for example cement factories, utility companies, and other companies in various segments. These services have been used in negotiations, mergers, acquisitions, updating book values, insurance policies, financial transactions, and initial public offerings. Asset valuation of electricity distribution companies in order to revise their tariff in compliance with Resolution 493 and ANEEL's Technical Note 178.

o	Valuation of Companies
At PLANCONSULT he has focused economic-financial valuations of various companies, such as the cement industry, metallurgy, telecommunications, construction, retail, among others. These services have been used in negotiations, mergers, acquisitions, financial transactions, exchange of share control, corporate restructuring, as well as for going public and going private.

o	Feasibility Projects
Expanded and improved the area of research and prepared presentations on various national and international sectors when working with the department's execution team. Elaborated economic-financial feasibility studies, analysis of balance sheets, and equity revaluation projects.
Responsible for identifying Brazilian projects financed by the World Bank and by the Inter-American Development Bank.

PROFESSIONAL EXPERIENCE
●	PLANCONSULT Planejamento e Consultoria – Since 2002
●	Bank of America (São Paulo) – 2001 to 2002
●	Bank of America (Washington D.C.) – 2000

EDUCATION
●	Bachelor's Degree in Business Administration - Foundation Armando Álvares Penteado / FAAP
●	International Business and Trade – American University – USA
●	Participated in all the tasks of economic-financial valuations developed by PLANCONSULT since 2002

■	Osmar Vargas Júnior

QUALIFICATIONS SUMMARY
o	Valuation of Companies
At PLANCONSULT he has focused on valuations of medium and large companies for various purposes.

o	Financial consulting services in the markets of Equity and Debt
Advisory services in M&A projects (valuations of companies, presentations to potential investors, discussion of proposals/business arrangements).
Advisory services in operations structured via fixed-income instruments (financial valuations, scenarios, intermediation with the law firms and rating agency, writing up of advertising material, revision of regulations and prospectus, etc. for local and foreign clients.

o	Consulting Projects
Business Analyst in Strategy Consulting, Management, and Finance Projects.

PROFESSIONAL EXPERIENCE
●	PLANCONSULT Planejamento e Consultoria – Since 2009
●	Loyall Co. Family Office - Independent Consultant - 2009
●	Planner Investment Banking – 2007 to 2009
●	Consulting Companies (Financial Management and Strategy): Solfin Soluções Financeiras, Apsan Consulting Group, The Jai Group Consulting, and Everis Consulting - 2003 to 2007

EDUCATION
●	Master's Degree in Economics with a minor in Finances from Insper - 2010
●	Bachelor's Degree in Mechanical Engineering from the Polytechnic School (USP) - 2002
●	FIA courses (2002-2003): Valuation of Investments & Creation of Value, Tax Law, Structured Operations, Financial Market Operator.

▪ Marcelo Diniz Yamano

QUALIFICATIONS SUMMARY
o	Valuation of Companies
At PLANCONSULT he has focused on valuations of medium and large companies for various purposes.

o	Financial advisory in markets of M&A and Interim Management
Advisory services in M&A projects (valuations of companies, presentations to potential investors, discussion of proposals/business arrangements).
Advisory services on financial and management restructuring of medium and large companies in the agricultural, services, and industrial sectors.

o	Investment Analyst
Equity research analyst in investment funds with shares.

PROFESSIONAL EXPERIENCE
●	PLANCONSULT Planejamento e Consultoria – Since 2011
●	Íntegra Associates – 2008 to 2011
●	Tendencia Asset Management - 2008
●	BRZ Investimentos 2006 to 2008

EDUCATION
●	Bachelor's Degree in Business Administration from Insper in 2007

7. STATEMENT OF RESPONSIBILITY

This Economic-Financial Valuation Report was prepared by PLANCONSULT based on information provided by the management of TELESP and VIVO PART including the company's financial statements, being certain that PLANCONSULT has taken all precautions and acted with high standards of diligence in order to request that the information provided by the company be true and consistent with those audited or reviewed. Nevertheless, there are no guarantees that such information is correct and complete.

PLANCONSULT did not conduct any legal auditing or accounting process, neither did it investigate independently the information made available for the preparation of this Economic-Financial Valuation Report. Thus, the impacts of any audit or investigation were not considered in this report and PLANCONSULT does not assume any responsibility for the truthfulness, accuracy, or extent of the information obtained.

Considerations were made about future events that may change, which would in turn alter the report's conclusions. There are no assurances that any of the assumptions, estimates, projections, or partial or complete results or conclusions used or presented in this Economic-Financial Valuation Report will be effectively achieved or will be verified in whole or in part. The final results verified may differ from the projections and these differences may be significant, and they may also be impacted by market conditions or by other means. Therefore, PLANCONSULT cannot give any guarantee as to whether or not the projections contained in this document will be reached, especially those whose occurrence depends on future and uncertain events.

The information processed did not have its legal validity and force analyzed by PLANCONSULT as this kind of analysis is beyond its professional scope. Neither were the validity and enforceability of the liens on the Company's properties examined.

PLANCONSULT, therefore, does not assume any responsibility for matters of legal, engineering, or finance issues beyond those implicit in the exercise of its specific functions in the case, primarily established in laws, codes, or regulations.

The company's team did not in any way protect, make difficult, or commit any act that compromised the access, use, or knowledge of the information relevant to the quality of the report, and they stated that all documents and/or other information existing for carrying out the work and the quality of the respective conclusions were made available to PLANCONSULT.

It should be clearly emphasized that all the values considered in this study were made uniform as cash values for the base date of December 31, 2010.

São Paulo – March 25, 2011

PLANCONSULT Planejamento e Consultoria Ltda.
CREA: 21.973 - SP
CRA: E-1256 - SP
CORECON: RE/2849 - SP

EDGAR VICTOR SALEM	EDGAR VICTOR SALEM JUNIOR
CREA: 46.152 / D – SP	CRA: 82.986 - SP
CRA: 12.500 - SP

8. GLOSSARY

Below are the acronyms and technical terms presented in this Report. Throughout the body of the Report we tried to identify in the text itself in an abbreviated form the meaning of each term or its technical nature.

Abbreviations	Meaning
p.a.	per year
BNDES	National Bank for Economic Development
CAPEX	Capital Expenditure = capital used to acquire or upgrade a company's physical assets such as equipment, property, and real estate.
CIA.	Company
CNPJ	National Register of Legal Entities
COFINS	Contribution for Social Security Financing
CORECON	Council of Economics
CRA	Council of Administration
CREA	Council of Engineering and Architecture
CS	Social Contribution
CSLL	Social Contribution on Net Income
CVM	Securities and Exchange Commission of Brazil
EBIT	Earning Before Interest and Taxes = operating profit generated by the company before interest and taxes.
EBITDA	Earning Before Interest and Taxes, Depreciation and Amortization
EBT	Earnings before taxes
FGV	Getúlio Vargas Foundation
INSS	National Institute of Social Security
IPCA	Consumer Price Index Broad
IR	Income Tax
IRPJ	Corporate Income Tax
ISO	International Organization for Standardization
ISS	Service Tax
LAIR	Pre-Tax Income
LTDA.	Limited Company
NCG	Working Capital Need
NIRE	Identification Number with Registry of Companies
OPA	Public Offering of Shares
PDD	Allowance for Doubtful Accounts
GDP	Gross Domestic Product
PIS	Social Integration Program
PLC	Book Value of Shareholder's Equity
PLR	Actual Shareholders' Equity
ref.	referring to
rep.	replacement
S.A.	Corporation
Selic	Special System for Settlement and Custody
SUSEP	Superintendency of Private Insurance

9. SUPPLEMENTS

SUPPLEMENT A - Summary of Values

SUPPLEMENT B - Discount Rate

SUPPLEMENTS

SUPPLEMENT A

Summary of Values

Discrimination	Amount of Valuation (R$ Thousands) Considering Perpetuity
Discount rate (WACC)	13.15% p.a.
Value during the explicit period of projection (2011-2020)	R$ 17,080,151.53
Value after the explicit period of projection (present value of perpetuity)	R$ 15,915,578.36
TOTAL VALUE OF COMPANY	R$ 32,995,729.89
NET DEBT 12/31/2010	R$ 1,773,100.0
TOTAL SHAREHOLDER VALUE	R$ 31,222,629.89

COMPANY	COMPANY'S TOTAL VALUE - R$ thousand	NUMBER OF SHARES	VALUE PER SHARE - R$
VIVO PARTICIPAÇÕES S.A.	R$ 31,222,629.89	399,590,102	78.14

SUPPLEMENT B

Discount Rate